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                                                            EXHIBIT 12


                         YORK INTERNATIONAL CORPORATION

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Amounts in thousands)

                                 1993     1994     1995      1996      1997
                                 ----     ----     ----      ----      ----


Earnings(loss) before taxes    $127,182  144,447  (70,782)  204,463   78,468

Interest expense                 23,495   29,188   41,412    34,544   40,876
Interest component of
  rental expense                  6,845    4,537    5,055     5,590    5,036
                               --------  -------  -------   -------  -------
                               $157,522  178,172  (24,315)  244,597  124,380
                               ========  =======  =======   =======  =======

Interest expense               $ 23,495   29,188   41,412    34,544   40,876
Interest component of
  rental expense                  6,845    4,537    5,055     5,590    5,036
                               --------  -------  -------   -------  -------
                               $ 30,340   33,725   46,467    40,134   45,912
                               ========  =======  =======   =======  =======

Fixed charge coverage ratio         5.2      5.3       .0       6.1      2.7
                               ========  =======  =======   =======  =======



Note - Earnings (loss) before taxes for 1995 are after a charge for impairment loss on long-lived assets of $244,473. As a result, fixed charges exceed earnings (loss) before taxes for 1995, net of such fixed charges by $70,782.